UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 11, 2025

BLACKROCK, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-42297	99-1116001
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

50 Hudson Yards, New York, New York	10001
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 810-5800

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, $.01 par value	BLK	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 11, 2025, the Management Development and Compensation Committee (the “MDCC”) of the Board of Directors (the “Board”) of BlackRock, Inc. (“BlackRock”) approved an allocation of carried interest (“carry”) to BlackRock’s Chairman and Chief Executive Officer (“CEO”), Laurence D. Fink. Pursuant to this allocation, Mr. Fink is entitled to receive a percentage of the carry distributions generated from a composite of BlackRock’s flagship private markets investment funds that had fundraising activity in 2024. The carry incentive further aligns CEO compensation to both the evolution of BlackRock’s private markets platform and associated creation of long-term shareholder value, as well as the corresponding expansion of Mr. Fink’s executive responsibilities.

BlackRock has made significant long-term investments to develop its private markets platform over a number of years in order to better serve clients across their whole portfolios, including through the completed or announced acquisitions of two leading private markets investment firms. Given the expanding size and increasing strategic importance of BlackRock’s private markets platform, the MDCC determined that the CEO’s annual pay should reflect further alignment to both the long-term value creation opportunity and executive responsibility it presents. The MDCC believes that an annually-determined carry performance incentive directly achieves this alignment. With support from the other independent members of the Board, the MDCC accordingly introduced such an incentive to Mr. Fink’s annual compensation starting from his 2024 year-end total incentive compensation package. BlackRock’s Total Rewards strategy has utilized carry-based incentive programs for certain employees and executives for many years, as it represents a particularly at-risk and long-term performance incentive for private markets growth.

Mr. Fink’s potential future carry distributions, if any, are 100% at-risk based on the ultimate performance of the participating funds. Any such distributions require that investment returns of a participating fund exceed pre-specified performance hurdles over a defined term. Mr. Fink’s carry incentive does not provide realizable value at grant, but rather the potential to realize future carry distributions based on the funds’ performance. Carry distributions will be disclosed for Mr. Fink in the “All Other Compensation” column of our Summary Compensation Table for the fiscal year in which they are paid.

Organic growth in investment advisory fees is a key driver of expansion in BlackRock’s shareholder value. Carry is aligned to long-term shareholder value because the generation of carry distributions requires successful fundraising and fund investment performance, which, if achieved, would be expected to support future fundraising and organic growth in BlackRock’s investment advisory fees. Given this alignment and Mr. Fink’s expected role in realizing the significant long-term value creation opportunity presented by BlackRock’s strategic emphasis on private markets growth, the MDCC believes a CEO carry incentive is in the best interest of BlackRock and its shareholders.

The following is a summary description of the material terms and conditions of the CEO’s carry incentive:

Form of Carry Incentive

The carry incentive will be allocated through an aggregator partnership vehicle holding the right to receive a portion of the carry distributions generated from each of the participating private market investment funds.

The carry incentive will not include any value a participating fund may have accrued prior to the allocation of such incentive; it represents a percentage share of future value creation above a preferred investor return.

Participating Fund Selection

The funds selected to participate in the program will be a subset of BlackRock’s private market offerings, representing “flagship”-type funds with fundraising activity in the most recent year, and is expected to represent each of BlackRock’s private market asset classes (including infrastructure, private debt, private equity, and real estate). “Flagship”-type funds generally raise over $1 billion in capital, among other criteria.

Vesting and Forfeiture

Mr. Fink’s carry incentive is subject to a three-year ratable vesting schedule beginning each year on the applicable annual allocation date. Any unvested portion of the carry incentive will be forfeited upon any voluntary or involuntary termination of employment prior to vesting, other than upon a termination of employment due to qualified retirement, death or disability. Upon a qualified retirement, vesting will continue for one year from the date of termination and any remaining unvested portion of the carry incentive will then be forfeited. Vesting will be accelerated in full upon death or disability.

Holdback and Clawback Provisions

Select investment funds may provide carry distributions prior to realization of their final assets, in which case the distributions will be subject to a potential clawback based on ultimate fund performance; in such cases, BlackRock may hold back a portion of any carry distributions generated from the participating funds for the purpose of satisfying any such potential return of capital obligations to fund investors.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the full text of the carry incentive, which will be filed as an exhibit to our Periodic Report on Form 10-Q for the period ending on March 31, 2025.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BlackRock, Inc.
(Registrant)

	By:	/s/ R. Andrew Dickson III
Date: February 14, 2025		R. Andrew Dickson III
Managing Director and Corporate Secretary